Exhibit 99.1
Earnings Release

CubeSmart Reports Fourth Quarter and Annual 2025 Results

MALVERN, PA -- (Globe Newswire) – February 26, 2026 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2025.

“Recent results reinforce our view that we have reached an inflection point as strengthening operating fundamentals are starting to flow through to our key financial metrics,” commented President and Chief Executive Officer Christopher P. Marr. “We are increasingly optimistic that 2026 will build on this momentum, driving improving topline growth across most of our key markets, supported by strategic execution and our continued focus on operational excellence.”

Key Highlights for the Fourth Quarter

●	Reported diluted earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.34.
●	Reported funds from operations (“FFO”), as adjusted, per diluted share of $0.64.
●	Same-store (606 stores) net operating income (“NOI”) decreased 1.1% year over year, resulting from a 0.1% decrease in revenues and a 2.9% increase in operating expenses.
●	Same-store occupancy averaged 88.8% during the quarter, ending at 88.6%.
●	Closed on the acquisition of two stores totaling $49.0 million.
●	Redeemed $300 million of unsecured senior notes.
●	Prepaid a $108.0 million mortgage loan that bore interest at 6.30%.
●	Repurchased 0.9 million common shares of beneficial interest through our share repurchase program for $31.9 million at an average purchase price of $35.84 per share.
●	Increased the quarterly dividend 1.9% to an annualized rate of $2.12 per common share from the previous annualized rate of $2.08 per common share.
●	Added 27 stores to our third-party management platform, bringing our total third-party managed store count to 862.

Financial Results

Net income attributable to the Company’s common shareholders was $78.7 million for the fourth quarter of 2025, compared with $101.9 million for the fourth quarter of 2024. Diluted EPS attributable to the Company’s common shareholders decreased to $0.34 for the fourth quarter of 2025, compared with $0.45 for the same period last year.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2025 was $333.8 million, compared with $391.2 million for the year ended December 31, 2024. Diluted EPS attributable to the Company’s common shareholders decreased to $1.46 for the year ended December 31, 2025, compared with $1.72 for the prior year.

FFO, as adjusted was $147.3 million for the fourth quarter of 2025 compared with $155.4 million for the fourth quarter of 2024. FFO, as adjusted, per diluted share decreased 5.9% to $0.64 for the fourth quarter of 2025, compared with $0.68 for the same period last year.

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FFO, as adjusted was $593.3 million for the year ended December 31, 2025 compared with $600.8 million for the year ended December 31, 2024. FFO, as adjusted, per diluted share decreased 1.9% to $2.58 for the year ended December 31, 2025 compared with $2.63 for the year ended December 31, 2024.

Investment Activity

Acquisition Activity

During the quarter ended December 31, 2025, the Company acquired one store in Arizona and one store in Florida for an aggregate purchase price of $49.0 million.

In addition, during the year ended December 31, 2025, the Company acquired the remaining 80% interest in HVP IV, which was a 28-store unconsolidated real estate venture in which we previously owned a 20% noncontrolling interest. The purchase price for the 80% ownership interest was $452.8 million, which included $44.4 million to repay the Company’s portion of the venture’s then-existing indebtedness.

Subsequent to December 31, 2025, a newly-formed unconsolidated joint venture with an affiliate of CBRE Investment Management acquired a store in Arizona for a purchase price of $13.6 million. The Company, which has a 15% interest in the venture, contributed $2.1 million to fund the acquisition. The venture will target core, core-plus, and value-add opportunities in high growth markets across the United States. CubeSmart will manage the stores on behalf of the venture.

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. During the year ended December 31, 2025, the Company opened for operation one development property located in New York for a total cost of $18.1 million.

As of December 31, 2025, the Company had one joint venture development property under construction. The Company anticipates investing a total of $19.0 million related to this project and had invested $17.2 million of that total as of December 31, 2025. The store is located in New York and is expected to open during the first quarter of 2026.

Third-Party Management

As of December 31, 2025, the Company’s third-party management platform included 862 stores totaling 56.8 million rentable square feet. During the three and twelve months ended December 31, 2025, the Company added 27 stores and 136 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio as of December 31, 2025 included 606 stores containing 43.8 million rentable square feet, or approximately 90.5% of the aggregate rentable square feet of the Company’s 662 consolidated stores. These same-store properties represented approximately 93.2% of the Company’s property NOI for the three months ended December 31, 2025.

Same-store physical occupancy as of December 31, 2025 and 2024 was 88.6% and 89.3%, respectively. Same-store total revenues for the fourth quarter of 2025 decreased 0.1% and same-store operating expenses increased 2.9% compared to the same quarter in 2024. Same-store NOI decreased 1.1% from the fourth quarter of 2024 to the fourth quarter of 2025.

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Operating Results

As of December 31, 2025, the Company’s total consolidated portfolio included 662 stores containing 48.4 million rentable square feet with physical occupancy of 88.1%.

Total revenues increased $15.0 million and property operating expenses increased $12.8 million for the fourth quarter of 2025, as compared to the same period in 2024. Increases in revenues and expenses were primarily attributable to revenues and expenses generated from property acquisitions and recently opened development properties.

Interest expense increased from $22.4 million during the three months ended December 31, 2024 to $29.5 million during the three months ended December 31, 2025, an increase of $7.1 million. The increase was attributable to an increase in the average outstanding debt balance and higher interest rates during the 2025 period compared to the 2024 period. The average outstanding debt balance increased from $2.92 billion during the three months ended December 31, 2024 to $3.44 billion during the three months ended December 31, 2025. The weighted average effective interest rate on our outstanding debt increased from 2.97% during the three months ended December 31, 2024 to 3.34% for the three months ended December 31, 2025.

Financing Activity

On November 17, 2025, the Company’s operating partnership redeemed $300 million of outstanding 4.000% senior notes due November 2025.

During the three months and year ended December 31, 2025, the Company did not sell any common shares of beneficial interest through its at-the-market ("ATM") equity program. As of December 31, 2025, the Company had 13.5 million shares available for issuance under the existing equity distribution agreements.

During the three months and year ended December 31, 2025, the Company repurchased 0.9 million common shares of beneficial interest through its share repurchase program for $31.9 million, resulting in an average purchase price of $35.84 per share. As of December 31, 2025, 2.1 million shares remained available for repurchase under this program.

In December 2025, consolidated joint ventures in which the Company owns an 85% interest prepaid a $108.0 million mortgage loan that was scheduled to mature in May 2029 and bore interest at 6.3%. The mortgage loan was assumed in December 2024 and previously encumbered 13 properties.

Quarterly Dividend

On December 15, 2025, the Company declared a quarterly dividend of $0.53 per common share, a 1.9% increase compared to the Company’s previously declared quarterly dividend of $0.52 per common share. The dividend was paid on January 16, 2026 to common shareholders of record on January 2, 2026.

2026 Financial Outlook

“We remain committed to disciplined capital allocation, focusing on opportunities where we see the strongest risk-adjusted returns. In the fourth quarter, we executed on our share repurchase program which represented a compelling use of capital while preserving future flexibility for strategic growth initiatives,” commented Chief Financial Officer Tim Martin. “Our initial 2026 guidance range reflects expectations of a continuation of recent trends, with fundamentals steadily improving through the year.”

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The Company estimates that its fully diluted earnings per share for 2026 will be between $1.55 and $1.63, and that its fully diluted FFO per share, as adjusted, for 2026 will be between $2.52 and $2.60. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2026, the same-store pool consists of 622 properties totaling 45.1 million rentable square feet.

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 27, 2026 to discuss financial results for the three and twelve months ended December 31, 2025.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at investors.cubesmart.com. Telephone participants may join on the day of the call by dialing 1 (800) 715-9871 using conference ID number 4783436.

After the live webcast, the webcast will be available on CubeSmart’s website. In addition, a telephonic replay of the call will be available through March 6, 2026 by dialing 1 (800) 770-2030 using conference ID number 4783436.

Supplemental operating and financial data as of December 31, 2025 is available in the investor relations section of the Company’s corporate website.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust (“REIT”). The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space

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for residential and commercial customers. According to the 2025 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its consolidated financial statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is a measure of performance that is not calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from

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period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse consumer impacts and declines in general economic conditions from inflation, tariffs, changes in interest rates and wage stagnation, including impacts on the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;
●	financing risks, including rising interest rates, the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a REIT for federal income tax purposes;

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●	the failure of acquisitions or developments of self-storage properties to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	negative publicity relating to our business or industry, which could adversely affect our reputation;
●	increases in operating costs, including, without limitation, insurance, utility and other general expenses, which could adversely affect our financial results;
●	cybersecurity breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	risks associated with generative artificial intelligence tools and large language models and the conclusions that these tools and models may draw about our business and prospects in connection with the dissemination of negative opinions, characterizations or disinformation;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or consequences of earthquakes, hurricanes, windstorms, floods, wildfires, other natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that impact the markets in which we operate;
●	potential environmental and other material liabilities;
●	governmental, administrative and executive orders, regulations and laws, which could adversely impact our business operations and customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage, indemnity or recovery from insurance against risks and losses;
●	changes in the availability of and the cost of labor;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by securities laws. Because of the factors referred to above, the future events discussed in this presentation may not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

Contact:

CubeSmart

Josh Schutzer

Senior Vice President, Finance

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,
	2025	2024

ASSETS
Storage properties	$8,134,189	$7,628,774
Less: Accumulated depreciation	(1,758,340)	(1,590,588)
Storage properties, net (includes VIE amounts of $373,687 and $363,315, respectively)	6,375,849	6,038,186
Cash and cash equivalents (includes VIE amounts of $4,397 and $2,907, respectively)	5,782	71,560
Restricted cash (includes VIE amounts of $2,552 and $4,439, respectively)	4,451	6,103
Loan procurement costs, net of amortization	1,803	2,731
Investment in real estate ventures, at equity	74,034	91,973
Other assets, net	181,274	183,628
Total assets	$6,643,193	$6,394,181

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,925,103	$2,780,631
Revolving credit facility	378,800	—
Mortgage loans and notes payable, net (includes VIE amounts of $7,092 and $111,728, respectively)	98,859	205,915
Lease liabilities - finance leases	65,579	65,668
Accounts payable, accrued expenses and other liabilities	229,666	229,581
Distributions payable	121,519	119,600
Deferred revenue	41,591	38,918
Total liabilities	3,861,117	3,440,313

Noncontrolling interests in the Operating Partnership	36,167	51,193

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 227,269,217 and 227,764,975 shares issued and outstanding at December 31, 2025 and 2024, respectively	2,273	2,278
Additional paid-in capital	4,302,554	4,285,570
Accumulated other comprehensive loss	(249)	(330)
Accumulated deficit	(1,585,135)	(1,415,662)
Total CubeSmart shareholders’ equity	2,719,443	2,871,856
Noncontrolling interests in subsidiaries	26,466	30,819
Total equity	2,745,909	2,902,675
Total liabilities and equity	$6,643,193	$6,394,181

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the year ended December 31,
	2025	2024	2023

REVENUES
Rental income	$956,647	$911,161	$911,999
Other property related income	126,219	113,646	101,793
Property management fee income	40,244	41,424	36,542
Total revenues	1,123,110	1,066,231	1,050,334
OPERATING EXPENSES
Property operating expenses	351,405	317,750	294,780
Depreciation and amortization	258,151	205,703	201,238
General and administrative	64,655	59,663	57,041
Total operating expenses	674,211	583,116	553,059
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(114,099)	(90,820)	(93,065)
Loan procurement amortization expense	(4,972)	(4,067)	(4,141)
Loss on early extinguishment of debt	(3,692)	—	—
Equity in earnings of real estate ventures	2,460	2,499	6,085
Other	2,721	1,158	6,281
Total other expense	(117,582)	(91,230)	(84,840)
NET INCOME	331,317	391,885	412,435
Net income attributable to noncontrolling interests in the Operating Partnership	(1,625)	(2,159)	(2,535)
Net loss attributable to noncontrolling interests in subsidiaries	4,090	1,454	857
NET INCOME ATTRIBUTABLE TO THE COMPANY	$333,782	$391,180	$410,757

Basic earnings per share attributable to common shareholders	$1.46	$1.73	$1.82
Diluted earnings per share attributable to common shareholders	$1.46	$1.72	$1.82

Weighted average basic shares outstanding	228,727	226,353	225,424
Weighted average diluted shares outstanding	229,160	227,150	226,241

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Same-Store Results (606 stores)

(in thousands, except percentages and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2025	2024	Change	2025	2024	Change

REVENUES
Rental income	$223,067	$224,043	(0.4)%	$892,805	$899,279	(0.7)%
Other property related income	11,636	10,825	7.5%	45,243	43,178	4.8%
Total revenues	234,703	234,868	(0.1)%	938,048	942,457	(0.5)%

OPERATING EXPENSES
Property taxes (1)	24,334	25,222	(3.5)%	105,668	104,555	1.1%
Personnel expense	14,282	13,430	6.3%	56,066	55,617	0.8%
Advertising	4,872	3,735	30.4%	23,678	21,804	8.6%
Repair and maintenance	3,788	2,884	31.3%	12,750	11,425	11.6%
Utilities	5,354	5,362	(0.1)%	22,321	23,240	(4.0)%
Property insurance	2,649	3,333	(20.5)%	11,675	13,194	(11.5)%
Other expenses	9,725	9,234	5.3%	39,043	38,132	2.4%

Total operating expenses	65,004	63,200	2.9%	271,201	267,967	1.2%

Net operating income (2)	$169,699	$171,668	(1.1)%	$666,847	$674,490	(1.1)%

Gross margin	72.3%	73.1%		71.1%	71.6%

Period end occupancy	88.6%	89.3%		88.6%	89.3%

Period average occupancy	88.8%	89.6%		89.7%	90.4%

Total rentable square feet	43,788			43,788

Realized annual rent per occupied square foot (3)	$22.95	$22.86	0.4%	$22.73	$22.71	0.1%

Reconciliation of Same-Store Net Operating Income to Net Income

Same-store net operating income (2)	$169,699	$171,668		$666,847	$674,490
Non same-store net operating income (2)	12,312	3,147		42,118	9,017
Indirect property overhead (4)	12,085	17,163		62,740	64,974
Depreciation and amortization	(65,819)	(52,741)		(258,151)	(205,703)
General and administrative expense	(17,184)	(15,151)		(64,655)	(59,663)
Interest expense on loans	(29,529)	(22,384)		(114,099)	(90,820)
Loan procurement amortization expense	(1,272)	(1,036)		(4,972)	(4,067)
Loss on early extinguishment of debt	(3,692)	-		(3,692)	-
Equity in earnings of real estate ventures	886	811		2,460	2,499
Other	238	414		2,721	1,158

Net income	$77,724	$101,891		$331,317	$391,885

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($131k and $646k for the three months and year ended December 31, 2025, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (“generally accepted accounting principles”) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is calculated by dividing annualized rental income by the weighted average occupied square feet for the period.
(4)	Includes property management fee income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentages and per share and unit data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net income attributable to the Company's common shareholders	$78,695	$101,892	$333,782	$391,180

Add:
Real estate depreciation and amortization:
Real property	63,640	50,926	248,654	199,250
Company's share of unconsolidated real estate ventures	1,441	2,007	6,122	8,170
Net income attributable to noncontrolling interests in the Operating Partnership	375	543	1,625	2,159

FFO attributable to the Company's common shareholders and third-party OP unitholders	$144,151	$155,368	$590,183	$600,759

Add:
Loss on early extinguishment of debt (1)	3,138	-	3,138	-

FFO, as adjusted, attributable to the Company's common shareholders and third-party OP unitholders	$147,289	$155,368	$593,321	$600,759

Basic earnings per share attributable to common shareholders	$0.34	$0.45	$1.46	$1.73
Diluted earnings per share attributable to common shareholders	$0.34	$0.45	$1.46	$1.72
FFO per diluted share and unit	$0.63	$0.68	$2.56	$2.63
FFO, as adjusted per diluted share and unit	$0.64	$0.68	$2.58	$2.63

Weighted average basic shares outstanding	228,715	227,581	228,727	226,353
Weighted average diluted shares outstanding	229,109	228,440	229,160	227,150
Weighted average diluted shares and units outstanding	230,189	229,656	230,277	228,400

Dividends per common share and unit	$0.53	$0.52	$2.09	$2.05
Payout ratio of FFO, as adjusted	82.8%	76.5%	81.0%	77.9%

(1)	Relates to the Company's portion of the loss on early extinguishment of debt incurred by consolidated joint ventures in which the Company owns an 85% interest.

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